Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-46361) pertaining to the IHOP Corp. 1991 Stock Incentive Plan and in Registration Statement (Form S-8 No. 333-71768) pertaining to the IHOP Corp. 2001 Stock Incentive Plan of IHOP Corp. and subsidiaries of our reports dated February 27, 2007, with respect to the consolidated financial statements of IHOP Corp. and subsidiaries, IHOP Corp. and subsidiaries’ management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IHOP Corp. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP
Los Angeles, California
February 27, 2007